AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (this “Amendment”), made and entered into as of October 21, 2009, by and between GVI Security Solutions, Inc., a Delaware corporation (the “Company”), and Joseph Restivo (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of March 28, 2006, as amended by (i) an Amendment to Employment Agreement dated as of October 4, 2006 and (ii) an Amendment to Employment Agreement dated as of January 8, 2008 (as so amended, the “Employment Agreement”);

WHEREAS, the Company and the Executive desire to amend certain provisions of the Employment Agreement, as set forth herein; and

WHEREAS, the Company is party to that certain Agreement and Plan of Merger, dated as of October 21, 2009, among GenNx360 GVI Holding, Inc., a Delaware corporation, GenNx360 GVI Acquisition Corp., a Delaware corporation, and the Company (the “Merger Agreement”).

 NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1.           Amended and Restated Employment Agreement.  On the Effective Date (as defined in the Merger Agreement), the Employment Agreement shall automatically terminate in its entirety and the Amended and Restated Employment Agreement attached hereto as Exhibit A shall automatically become effective.

2.           Governing Law.  This Amendment shall be governed in all respects by the laws of the State of New York without reference to its choice of law rules.

3.           Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.           Entire Agreement; Amendment.  The Employment Agreement as amended by this Amendment constitutes the full and entire understanding and  agreement between the parties with regard to the subjects hereof and thereof.  Neither the Employment Agreement as amended by this Amendment nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party to be charged.  Except as specifically amended in this Amendment, the Employment Agreement shall remain in full force and effect and shall be binding on the parties hereto.

5.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.           Severability.  The holding of any provision of this Amendment to be invalid or enforceable by a court of competent jurisdiction shall not affect any other provision of this Amendment, which shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GVI SECURITY SOLUTIONS, INC.

By:	/s/ Steven E. Walin
Name: Steven E. Walin
Title: Chief Executive Officer

THE EXECUTIVE

/s/ Joseph Restivo
Joseph Restivo

Exhibit A

Amended and Restated Employment Agreement

AMENDED & RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the Effective Date (as defined below) by and between GVI Security Solutions Inc., a Delaware corporation (the “Company”), and Joseph Restivo (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, subject to the terms and provisions of this Agreement;

WHEREAS, this Agreement shall be effective upon the Effective Date, as defined in that certain Agreement and Plan of Merger, dated as of October 21, 2009, among GenNx360 GVI Holding, Inc., a Delaware corporation (“Holdings”), GenNx360 GVI Acquisition Corp., a Delaware corporation, and the Company; and

WHEREAS, this Agreement amends, restates and supersedes in its entirety that certain Employment Agreement, dated as of March 28, 2006 (as amended from time to time), between the Company and the Executive (the “Original Employment Agreement”) and the Original Employment Agreement shall automatically terminate as of the Effective Date.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1.           Definitions

(a)           “Affiliate” of a specified person or entity shall mean a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified.

(b)           “Annual Bonus” shall have the meaning ascribed to such term in Section 5(a) below.

(c)           “Base Salary” shall mean the annualized salary provided for in Section 4 below.

(d)           “Board” shall mean the Board of Directors of Holdings.

(e)           “Cause” shall mean:

(i)           a material breach by the Executive of any provision of this Agreement, including but not limited to a breach of Section 3(a) below, after the receipt of written notice from the Company detailing the nature of the breach and the Executive’s failure to cure such breach, if curable, within ten (10) days after the Executive’s receipt of written notice from the Company;

(ii)          any conduct, action or behavior by the Executive (other than actions or conduct undertaken in the normal course of operations of the business) that has or may reasonably be expected to have a material adverse effect on the reputation or business of Holdings, any of its subsidiaries, or any of its shareholders (collectively, the “Company Group”);

(iii)         commission of any act by the Executive of gross negligence, willful malfeasance, reckless nonfeasance or malfeasance or any willful violation of law, in performance of his duties with the Company;

(iv)         failure to observe material written policies generally applicable to employees after receipt of written notice from the Company and a reasonable opportunity to cure such failure;

(v)           indictment, conviction of, guilty plea or pleading of nolo contendere to, any felony or a lesser crime involving dishonesty, fraud, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion or other crime of moral turpitude provided that any such crime has a material adverse effect of the business or reputation of the Company;

(vi)         chronic unexcused absenteeism; or

(vii)        substance abuse, illegal drug use or habitual insobriety.

(f)           “Change in Control” shall mean any of the following that occurs after the Effective Date:

(i)           any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended), but excluding a person who owns more than 5% of the outstanding shares of the Company as of the Effective Date, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under that Act), of more than 50% of the Voting Stock of the Company; or

(ii)          all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, greater than 50% of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company).

For purposes of this Change in Control definition, “Voting Stock” shall mean the capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of the Company.  Notwithstanding the foregoing, no transaction shall be considered a Change in Control if this Agreement or the Executive’s employment is terminated at or within two weeks of the Effective Date.

(g)           “Date of Termination” shall mean:

(i)            if the Executive’s employment is terminated by the Company, the date the Company informs the Executive that his employment is so terminated;

(ii)           if the Executive voluntarily resigns his employment without Good Reason, thirty (30) days after receipt by the Company of notice of such resignation or such other (and later) date stated as his Date of Termination in such written notice to the Company (provided, that the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action, or, alternatively, the Company may place the Executive on paid leave during such period);

(iii)          if the Executive’s employment is terminated by reason of death or Disability, the date of death or Disability; or

(iv)          if the Executive resigns his employment for Good Reason, upon timely written notice from the Executive after the period for curing such violation has expired in accordance with Section 1(i) below.

(h)           “Disability” shall mean the Company’s determination, upon the advice of a medical doctor selected by the Company and reasonably acceptable to the Executive, that Executive has become (or is reasonably expected to be) unable, due to physical or mental incapacity, to substantially perform his duties and responsibilities, with or without a reasonable accommodation, for a period of sixty (60) consecutive days or an aggregate of ninety (90) days in any six (6) month period.  If the Executive refuses to submit to a reasonable examination by such medical doctor, the Company shall have the right to conclude that a Disability has occurred and the Executive shall be estopped from objecting to such conclusion.

(i)           “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent:

(i)           a material diminution in the Executive’s authority, duties or responsibilities as normally associated with the position of Chief Operating Officer and Chief Financial Officer in a company the size and nature of the Company other than isolated actions not taken in bad faith and which are remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(ii)           a reduction in the Executive’s Base Salary or bonus opportunity;

(iii)          a material breach by the Company of any provision of this Agreement which, if curable, is not cured within thirty (30) days after the Company’s receipt of written notice from the Executive;

(iv)         a change in the location of employment greater than 50 miles from the Company’s current location; or

(v)           the removal by the Company of the Executive as Chief Operating Officer or Chief Financial Officer.

Anything herein to the contrary notwithstanding, the Company’s placing the Executive on a paid leave for up to ninety (90) days, pending a determination of whether there is a basis to terminate the Executive for “Cause,” shall not constitute a “Good Reason.”

Anything herein to the contrary notwithstanding, the Executive shall not be entitled to resign for Good Reason unless the Executive first provides the Company written notice of the event or circumstance constituting “Good Reason” within sixty (60) days after the Executive first becomes aware of such event or circumstance, the Company fails to cure such event within thirty (30) days after receipt of such notice, and the Executive resigns within ninety (90) days after the period for curing the event or circumstance has expired.

(j)           “Term” shall have the meaning ascribed to such term in Section 2 below.

2.           Term of Employment; Place of Employment

(a)           The term of the Executive’s employment hereunder shall begin on the Effective Date and end at the close of business on December 31, 2013 (the “Initial Term”).  At the end of the Initial Term, the Agreement shall automatically renew for successive one-year periods (each a “Renewal Period”), unless at least 120 days prior to the end of the Initial Term or any subsequent Renewal Period, the Company provides written notice to the Executive of its intention not to renew the Agreement (the “Term” shall include the Initial Term and any Renewal Periods, if any).  The Term shall end on the date on which the Executive’s employment is terminated by either Party in accordance with the provisions herein.

(b)           The Executive shall serve as a member of the Board of Holdings during the Term, at the discretion of the Board.

(c)           The principal office and location for the Executive’s performance of his duties hereunder shall be the location of the headquarters of the Company.

3.           Position; Duties and Responsibilities

(a)           During the Term, the Executive shall be employed as the Chief Operating Officer and Chief Financial Officer, reporting to the Chief Executive Officer, and shall be responsible (along with the Chief Executive Officer) for the general management of the affairs of the Company and shall perform such duties and responsibilities as reasonably determined by the Board consistent with the duties and responsibilities normally associated with such positions in a company the size and nature of the Company.

(b)           The Executive agrees to devote all of his business time, energies, skills, efforts and attention exclusively to his duties hereunder, and will not, without the prior written consent of the Company, render any material services to any other business concern.  The Executive will use his best efforts and abilities faithfully and diligently to promote the Company’s business interests while at all times strictly adhering to and performing all duties in accordance with applicable laws, rules and regulations and the policies and procedures of the Company in effect from time to time.  The Executive shall perform such duties and responsibilities at such places as shall from time to time be directed by the Board or reasonably necessary in the discretion of the Executive to fulfill the Executive’s obligations under this Agreement.

(c)           Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) subject to the reasonable approval of the Board, serving on the boards of directors of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iii) do not interfere with the proper performance of his duties and responsibilities for the Company or conflict with the business of the Company Group.

4.           Base Salary

During the Term, the Executive shall be paid an annualized Base Salary of $250,000, payable in accordance with the regular payroll practices of the Company.  During the Term, the Base Salary may be increased, but not decreased, from time to time by the Board.  The Executive shall not be entitled to any compensation for service as an officer or member of any board of directors of any Affiliate, if he is elected or appointed to any such board.

5.           Bonus

On the Effective Date, the Executive shall be paid an annual performance bonus for calendar year 2009 in an amount equal to 50% of his Base Salary, subject to applicable withholding and deductions as required by law.  Beginning with fiscal year 2010 (which begins on January 1, 2010), and continuing during the Term, the Executive shall be eligible to receive an annual incentive award subject to the conditions set forth herein (“Annual Bonus”).  In the event the Company’s consolidated Earnings Before Interest, Taxes, Depreciation, Amortization (“EBITDA”) for the relevant fiscal year as derived from the Company’s consolidated audited financial statements equals the EBITDA Target (as defined below) for such fiscal year, the Executive shall receive an Annual Bonus equal to 100% of his Base Salary (the “Target Bonus”).  In the event the Company’s EBITDA for the relevant fiscal year as derived from the Company’s consolidated audited financial statements is greater than the EBITDA Target for such fiscal year, the Executive shall receive an Annual Bonus equal to the Target Bonus plus an additional bonus incremental to the Target Bonus by the percentage improvement over the EBITDA Target.  In the event the Company’s EBITDA for the relevant fiscal year as derived from the Company’s consolidated audited financial statements is less than the EBITDA Target for such fiscal year, the Executive shall receive an Annual Bonus equal to the Target Bonus less the percentage difference between the EBITDA Target and the Company’s EBITDA for such fiscal year.  Any Annual Bonus shall be payable when bonuses for the applicable fiscal year are paid to other senior executives of the Company. Subject to Section 9 below, to be eligible to receive any Annual Bonus (or portion thereof), the Executive must be employed by the Company on the last day of the fiscal year for which the bonus is being paid.  The “EBITDA Target” shall be set each year by the Board in good faith.

Additionally, on the Effective Date, the Company shall pay the Executive, a lump-sum cash payment, subject to applicable withholding and deductions as required by law, an amount equal to $300,000, as an additional bonus in recognition of his services and role in consummating the transaction with Holdings described above.

For greater certainty, the Executive acknowledges and agrees that other than the payments referenced in this Section 5 he has forfeited his rights to any bonus owed to him (including as a result of a change of control) under the Original Employment Agreement.

6.           Restricted Stock Grant; Option Grant

On the Effective Date, the Executive and Holdings shall enter into a Restricted Stock Subscription Agreement (the “Subscription Agreement”), in the form attached as Exhibit A hereto and Holdings shall grant to the Executive a stock option to purchase shares of Holding’s common stock pursuant to the Holdings equity incentive plan.

7.           Employee Benefit Programs

During the Term, the Executive shall be entitled to participate in all employee savings and welfare benefit plans and programs made available to the Company’s senior-level executives on a basis no less favorable than provided to other similarly-situated executives, as such plans or programs may be in effect from time to time, including, without limitation, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time (each a “Benefit Plan”).  The Company may amend, modify or rescind any Benefit Plan at any time without notice and in its sole and absolute discretion provided that the Executive is not singled out for a reduction of benefits.

8.           Reimbursement of Business and Other Expenses: Perquisites;

(a)           During the Term, the Executive is authorized to incur reasonable out-of-pocket business expenses in carrying out his duties and responsibilities under this Agreement, including but not limited to, reasonable and documented travel expenses incurred by the Executive, and the Company shall promptly reimburse him for such expenses incurred in connection with carrying out the business of the Company, subject to documentation and otherwise in accordance with the Company’s policy.

(b)           The Executive shall be entitled to the perquisites provided to other senior-level executives.  The Executive shall also be entitled to a car allowance of $1,000 per month.

(c)           The Executive shall be entitled to four (4) weeks paid vacation per year, which shall accrue in accordance with Company policy.  Vacation days shall be taken at such time as is convenient for, and approved by, the Board.

9.           Termination of Agreement and Executive’s Employment.

(a)           Events of Termination.  This Agreement and the Executive’s employment shall terminate upon the occurrence of any of the events described in this Section 9(a).

(i)           This Agreement shall automatically terminate upon the Executive’s death.

(ii)          To the extent permitted by law, this Agreement may be terminated by the Company upon the occurrence of a Disability.

(iii)         The Company may, at its option, terminate this Agreement for Cause.

(iv)         The Company may, at its option, terminate this Agreement without Cause (and other than as a result of the Executive’s death or a Disability) immediately upon the giving of notice of termination to the Executive (or such later date as may be required by applicable law).

(v)          The Executive may terminate this Agreement for Good Reason or without Good Reason.

(vi)         This Agreement shall automatically terminate upon the expiration of the Term if the Company elects not to renew the Agreement.

(b)           Notice of Termination.  Any termination of Employee’s employment by the Company or by the Executive (other than on account of death), shall be communicated to the other Party by written notice which indicates the specific termination provision in this Agreement relied upon.

(c)           Termination Without Cause by the Company, Resignation for Good Reason by the Executive, or Non-renewal of the Agreement by the Company.  Unless Section 9(f) below is applicable, in the event the Executive’s employment during the Term is terminated without Cause by the Company or the Executive resigns for Good Reason, or upon the expiration of this Agreement at the end of its Term as a result of a non-renewal of the Agreement by the Company, the Executive shall be entitled to:

(i)           Base Salary through the Date of Termination;

(ii)          any unpaid Annual Bonus earned with respect to any fiscal year preceding the Date of Termination payable when bonuses for such fiscal year are paid to other Company executives;

(iii)         a pro rated Annual Bonus for the fiscal year in which the Date of Termination occurs (determined by multiplying the amount the Executive would have received had employment continued through the end of such fiscal year by a fraction, the numerator of which is the number of days during such fiscal year that the Executive is employed by the Company and the denominator of which is 365), payable when bonuses for such fiscal year are paid to other Company executives;

(iv)         payment of Base Salary as salary continuation for a period of twelve (12) months, payable in accordance with the regular payroll practices of the Company;

(v)          continued participation in all welfare benefit plans and programs described in Paragraph 7 for a period of twelve (12) months, to the extent permitted under the terms of the relevant programs; provided, however, if the terms of the Company’s group medical plan do not permit the continued coverage of the Executive as an active employee in the plan after his termination of employment, the Company shall pay for his premiums for continuing coverage under COBRA under the Company’s group medical plan for a period of twelve (12) months on behalf of the Executive and his eligible dependants; provided, further, the obligation of the Company to provide welfare benefits under this clause (v) (including the obligation to pay COBRA premiums) shall terminate upon the Executive becoming eligible for comparable welfare benefits from another employer;

(vi)         any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 above, including accrued vacation; and

(vii)        payment of up to $75,000 in cash on an after-tax basis (assuming in calculating the after-tax amount that Executive is subject to tax at the highest marginal rate of federal, state and local tax imposed on a resident of the jurisdiction in which Executive is a tax resident) for reasonable and documented relocation expenses.

(d)           Termination upon Death or Disability.  In the event the Executive’s employment during the Term is terminated upon death or Disability, the Executive (or his estate or legal representative, as the case may be) shall be entitled to:

(i)            Base Salary through the Date of Termination;

(ii)           any unpaid Annual Bonus earned with respect to any fiscal year preceding the Date of Termination;

(iii)          a pro rated Annual Bonus for the fiscal year in which the Date of Termination occurs (determined by multiplying the amount the Executive would have received had employment continued through the end of such fiscal year by a fraction, the numerator of which is the number of days during such fiscal year that the Executive is employed by the Company and the denominator of which is 365), payable when bonuses for such fiscal year are paid to other Company executives; and

(iv)         any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 above, including accrued vacation.

(e)           Termination by the Company for Cause or a Voluntary Resignation by the Executive.  If, during the Term, the Company terminates the Executive’s employment for Cause or the Executive voluntarily resigns for other than Good Reason, the Executive shall be entitled to:

(i)            Base Salary through the Date of Termination; and

(ii)           any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 above, including accrued vacation.

(f)           Termination Without Cause by the Company, Resignation for Good Reason by the Executive, or Non-renewal of the Agreement by the Company on or after a Change in Control.  If, during the Term, the Executive’s employment is terminated within twelve (12) months after a Change in Control without Cause by the Company or the Executive resigns for Good Reason, or the Term of this Agreement is not renewed by the Company or any successor in the twelve (12) month period following a Change in Control, the Executive shall be entitled to:

(i)            Base Salary through the Date of Termination;

(ii)           any unpaid Annual Bonus earned with respect to any fiscal year preceding the Date of Termination payable when bonuses for such fiscal year are paid to other Company executives;

(iii)          a pro rated Annual Bonus for the fiscal year in which the Date of Termination occurs (determined by multiplying the amount the Executive would have received had employment continued through the end of such fiscal year by a fraction, the numerator of which is the number of days during such fiscal year that the Executive is employed by the Company and the denominator of which is 365), payable when bonuses for such fiscal year are paid to other Company executives;

(iv)         payment of Base Salary as salary continuation for a period of twenty-four (24) months, payable in accordance with the regular payroll practices of the Company;

(v)          continued participation in all welfare benefit plans and programs described in Paragraph 7 for a period of twenty-four (24) months, to the extent permitted under the terms of the relevant programs; provided, however, if the terms of the Company’s group medical plan do not permit the continued coverage of the Executive as an active employee in the plan after his termination of employment, the Company shall pay for his premiums for continuing coverage under COBRA under the Company’s group medical plan for a period of eighteen (18) months on behalf of the Executive and his eligible dependants (and thereafter shall pay for individual insurance coverage for the remaining six months); provided, further, the obligation of the Company to provide welfare benefits under this clause (v) (including the obligation to pay COBRA premiums) shall terminate upon the Executive becoming eligible for comparable welfare benefits from another employer;

(vi)         any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 above, including accrued vacation; and

(vii)        payment of up to $75,000 in cash on an after-tax basis (assuming in calculating the after-tax amount that Executive is subject to tax at the highest marginal rate of federal, state and local tax imposed on a resident of the jurisdiction in which Executive is a tax resident) for reasonable and documented relocation expenses.

For greater certainty, the Executive acknowledges and agrees that the payments and benefits set forth in this Section 9(f) are in lieu of and not in addition to, the payments and benefits set forth in Section 9(c).

(g)          Exclusivity of Benefits; Release of Claims.  Any payments provided pursuant to Sections 9(c) or 9(f) above shall be in lieu of any salary continuation arrangements under any other severance program of the Company.  Notwithstanding anything herein to the contrary, the Executive’s receipt of the payments, rights and other entitlements in Sections 9(c)(iii), (iv), (v) or 9(f)  above, is subject to and conditioned upon: (i) by no later than fifteen (15) days after the Date of Termination, the Executive’s execution, delivery and non-revocation of a general release in favor of the Company Group and its respective officers, directors, shareholders, members, partners, managers, employees, plan administrators, agents and attorneys, as well as any predecessor, future successor or estate or assign of any of the foregoing from all claims and liability in the form and substance supplied by the Company; and (ii) the Executive’s continuing compliance with his contractual and legal obligations to the Company under this Agreement, including his obligations under Sections 10, 11, 13 and 14.  In the event that the Executive fails to comply with such contractual and legal obligations, the Company shall have the right to terminate, and the Executive shall forfeit, all payments, rights and other entitlements in Sections 9(c) or 9(f)(iii), (iv) and (v).

(h)          Nature of Payments.  Any amounts due under this Section 9 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(i)           Resignation.  Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, he shall immediately resign from all boards of directors of any Affiliate of the Company of which he may be a member, and as a trustee of, or fiduciary to, any employee benefit plans of the Company or any Affiliate.  The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

(j)           Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent.

Notwithstanding anything to the contrary set forth herein, payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law or similar effect (collectively, “Section 409A) shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions for the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).

If the Company(or, if applicable the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and the Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of (a) the date that is six months and one day after the Executive’s separation from service, or (b) the date of the Executive’s death (such applicable date, the “Specified Employee Initial Payment Date.”  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump-sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of payment of such amounts had not been so delayed pursuant to this Section, and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

10.          Confidentiality; Assignment of Rights.

(a)           During the Term and thereafter, other than in the ordinary course of performing his duties for the Company or as required in connection with providing any cooperation to the Company pursuant to Section 13 below, the Executive agrees that he shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any Affiliate of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the course of his employment, including, but not limited to, records kept in the ordinary course of business, except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order him to divulge, disclose or make accessible such information.  In the event the Executive is requested to disclose information as contemplated in the preceding sentence, the Executive agrees, unless otherwise prohibited by law, to give the Company prompt written notice of any request for disclosure in advance of the Executive making such disclosure in order to permit the Company a reasonable opportunity to challenge such disclosure.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; or (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive.

(b)           The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”) which during the course of his employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work he performs, or information he receives regarding the business of the Company Group, while employed by the Company.  The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

(c)           Except as otherwise may be required by law, the Executive agrees that at the time of the termination of employment, whether at the instance of the Executive or the Company, and regardless of the reasons therefore, or at any other time requested by the Company, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter and computer files containing information, including any and all documents relating to the conduct of the business of the Company or any of its Affiliates which are in his possession or control, except for (i) any documents for which the Company has given written consent to removal at the time of termination of the Executive’s employment and (ii) any information the Executive reasonably believes may be necessary for his tax purposes.

11.           Non-Competition; Non-Solicitation

(a)           The Executive understands and acknowledges that the services rendered to the Company Group by the Executive are unique and irreplaceable, and that competitive use and knowledge of any information or material proprietary to the Company Group would substantially and irreparably harm the business, prospects and goodwill of the Company Group.  Executive, therefore, understands and acknowledges that it is in the Company’s legitimate business interest to restrict the Executive from engaging in certain activities during the Term and for a period of time thereafter.  During the Term and for 12 months following the termination of the Executive’s employment with the Company or the end of the originally scheduled Term, whichever occurs first, and whether or not the Executive is entitled to any severance payments, the Executive agrees that he shall not, other than in the ordinary course of performing his duties hereunder or as agreed by the Company in writing, engage in a “Competitive Business,” directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its Affiliates is engaged in business.  The Executive shall not be deemed to be in violation of this Section 11(a) by reason of the fact that he owns or acquires, solely as an investment, up to two percent (2%) of the outstanding equity securities (measured by value) of any entity which is publicly traded.  “Competitive Business” shall mean a business that the Company or any of its Affiliates is engaged in or is actively developing (i) on the Effective Date or (ii) at the time of the Executive’s termination from employment; provided that for purposes of clause (ii) each business accounted for 25% or more of the Company’s revenue for the twelve months prior to such termination.

(b)           The Executive acknowledges that the scope (i.e., geographic, activity and time period) of the foregoing covenant not-to-compete is necessary and reasonable for the adequate protection of the business of the Company Group, that the restrictions contained in this Section 11 will not cause the Executive undue hardship or prevent the Executive from earning a livelihood during the period that such restrictions are in effect, and that the Executive’s promise to comply with such restrictions is a material inducement to the Company to enter into this Agreement and the Subscription Agreement.

(c)           The Executive agrees that during the Term and for a period of twelve (12) months following the termination of the Executive’s employment with the Company for any reason, he will not, directly or indirectly, solicit, recruit, hire or retain (or attempt to solicit, recruit, hire or retain) for employment or engagement any person who is (or was during Employee’s employment or during the six (6) month period before the conduct prohibited by this Section occurs) an employee or independent contractor of the Company or any of its Affiliates or encourage (or attempt to encourage) any such employee or independent contractor to leave the employ of the Company or its Affiliates, as the case may be.

(d)           The Executive agrees that during the Term and for a period of twelve (12) months following the termination of the Executive’s employment with the Company for any reason, he will not solicit or encourage any customer or supplier of the Company or any of its Affiliates to reduce or cease their business with the Company or any of its Affiliates, or otherwise interfere with, influence or alter (or attempt to interfere with, influence or alter) any of the contracts or relationships between the Company or any of its Affiliates with their customers or suppliers.

(e)           The Executive covenants and agrees that he will not seek to challenge the enforceability of the covenants contained in this Agreement against the Company or any of its Affiliates, nor will the Executive assert as a defense to any action seeking enforcement of the provisions contained in this Agreement (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of reasonableness or sufficient consideration received by the Executive.

12.          Injunctive and Other Relief

The Executive expressly agrees and acknowledges any breach or threatened breach of any obligation under Section 10, 11 or 14 hereof will cause the Company irreparable harm for which there is no adequate remedy at law, and as a result of this the Company shall be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself, without the necessity of posting a bond, restraining the Executive from committing or continuing to commit any such violation.  If the Executive breaches this Agreement, the Company shall be permitted upon ten (10) days’ prior written notice to Executive, to the fullest extent allowed by applicable laws, to set-off and apply any amounts at any time held by the Company on behalf of Executive, and any debts of the Company owed to Executive, against the Executive’s obligations to the Company.  If the Company defers or withholds payment of any amount otherwise payable under this Agreement on the basis of an asserted violation of any provision of Section 10, 11 or 14, and it is subsequently finally determined that the Executive did not commit such violation, the Company shall promptly pay all such unpaid amounts to the Executive from the date such payments should have been made under this Agreement until the date they are actually paid, together with interest at the prime rate set by the Citibank.

13.           Cooperation; Non-Assistance

(a)           Following the Date of Termination, upon reasonable request by the Company, the Executive shall cooperate with the Company with respect to any litigation or other dispute relating to any matter in which he was involved or had knowledge during his employment with the Company.  Such cooperation shall include, without limitation, acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum.  The Company shall reimburse the Executive for all reasonable and documented out-of-pocket costs, such as travel, hotel and meal expenses, actually incurred by the Executive in providing any cooperation pursuant to this Section 13.

(b)           The Executive shall not voluntarily assist, support or cooperate with (by providing testimony, documents or information or otherwise), directly or indirectly, any person or entity alleging, pursuing or defending against any investigation, claim or cause of action by or against any member of the Company Group unless compelled by subpoena, order, judgment or decree of a court or governmental or regulatory agency of competent jurisdiction. Notwithstanding the foregoing, in no event shall the Executive be prohibited from filing a charge with, or participating in any investigation or proceeding conducted by, any governmental agency, or, if at any time compelled to testify, from providing complete and truthful testimony.

14.           Non-Disparagement

The parties hereto shall not during the Term or thereafter denigrate, ridicule or intentionally criticize each other, their Affiliates or any of their respective products, services, shareholders, employees, officers or directors, including, without limitation, by way of news interviews or the expression of personal views, opinions or judgments to the media.

15.           The Executive’s Representations.

The Executive represents and warrants to the Company that his entering into and performing his obligations under this Agreement will not violate any agreement between the Executive and any other person, firm or organization.  The Executive also represents and warrants that he will not use or disclose any confidential or proprietary information of any prior employer in the course of performing his duties for the Company or any of its Affiliates.

16.           Assignability; Binding Nature

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.  For purposes of this Section 16, a successor to the Company shall be limited to an entity which shall have acquired substantially all of the business and/or assets of the Company and shall have expressly assumed (whether by agreement or operation of law) and agreed to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will, operation of law or in accordance with Section 23 below.

17.           Payroll Deductions

All applicable federal, state and local withholding taxes, and deductions authorized by the Executive or by law, shall be deducted from all payments set forth in this Agreement.

18.           Entire Agreement

This Agreement and the Subscription Agreement contain the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including the Original Employment Agreement.  There are no other agreements except as stated herein.  The Executive acknowledges that neither the Company nor any of its representatives have made any promises to the Executive other than those contained in this Agreement.  In the event of any inconsistency between any provision of this Agreement and any other provision of any other plan, policy or program of, or other agreement with, the Company, the provisions of this Agreement shall control.

19.           Amendment or Waiver

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Party against whom it is being enforced (either the Executive or an authorized officer of the Company, as the case may be).

20.           Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21.           Survivorship.

The respective rights and obligations of the Parties hereunder, including, without limitation, Section 9 (Termination of Employment), Section 10 (Confidentiality; Assignment of Rights), Section 11 (Non-Competition; Non-Solicitation), Section 12 (Injunctive and Other Relief), Section 13 (Cooperation; Non-Assistance), Section 14 (Non-Disparagement), Section 22 (Indemnification and Liability Insurance) and Section 26 (Resolution of Disputes), shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.  Notwithstanding the above provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the Term, termination of the Executive’s employment, or otherwise, for such period as may be appropriate under the circumstance.

22.           Indemnification and Liability Insurance

The Company hereby agrees that through out the Term and for a customary period thereafter, the Executive shall be covered by any general liability insurance policy that other directors and officers of the Company are covered by and agrees to indemnify the Executive and hold him harmless, both during the Term and thereafter, to the fullest extent permitted by law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Executive’s good faith performance of his duties as an officer or director of the Company.

23.           Beneficiaries/References

The Executive shall be entitled, to the extent permitted under applicable plans, agreements or law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof.  In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

24.           Third Party Beneficiary

The shareholders of Holdings shall be third party beneficiaries of the covenants and agreements made by the Executive in this Agreement and shall have the right to enforce such agreements directly against the Executive.

25.           Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflicts of law.

26.           Resolution of Disputes

Any dispute arising under or relating to this Agreement shall be resolved by confidential and binding arbitration, to be held in the County of New York in the state of New York before a single arbitrator in accordance with the rules and procedures of the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Each Party shall be responsible for its own costs and expenses, including attorneys’ fees incurred in connection with the arbitration, and neither Party shall be liable for punitive or exemplary damages.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent the Company from seeking and obtaining injunctive relief from a court pursuant to Section 12.

27.           Notices.

Any notice given to a Party shall be in writing and shall be deemed to have been given (i) when delivered personally, (ii) three (3) days after being sent by certified or registered mail, postage prepaid, return receipt requested or (iii) two (2) days after being sent by overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), with any such notice duly addressed to the Party concerned at the address indicated below or to such other address as such Party may subsequently give such notice of in accordance with this Section 27:

If to the Company:	GVI Security Solutions, Inc.
2801 Trade Center Drive
Carrolton, TX 75007
Attention: Chairman of the Board

With a copy to:	Nixon Peabody LLP
437 Madison Avenue
New York, NY 10022
Attention: Bradley C. Vaiana, Esq.

If to the Executive:	Joseph Restivo
[Address]

28.           Headings

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

29.           Counterparts

This Agreement may be executed in two or more counterparts.

30.           WAIVER OF TRIAL BY JURY. THE COMPANY AND THE EXECUTIVE EACH AGREE TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING TO THIS AGREEMENT OR THE EMPLOYMENT.

31.           KNOWING AND VOLUNTARY; ADVICE OF COUNSEL.  THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE IS EXECUTING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE FROM THE COMPANY OR ANY OTHER PERSON.  THE EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, THE EXECUTIVE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND THE EXECUTIVE HAS READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GVI SECURITY SOLUTIONS, INC.

By:	/s/ Steven E. Walin
Name: Steven E. Walin
Title: Chief Executive Officer

THE EXECUTIVE

/s/ Joseph Restivo
Joseph Restivo

Signature Page to Amended and Restated Employment Agreement

Exhibit A

Subscription Agreement